Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-174014) and related Prospectus of LifePoint Hospitals, Inc. for the registration of $400,000,000 of its 6.625% Senior Notes due 2020 and to the incorporation by reference therein of our reports dated February 18, 2011, with respect to the consolidated financial statements of LifePoint Hospitals, Inc. and the effectiveness of internal control over financial reporting of LifePoint Hospitals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
May 20, 2011